ALASKA AIR GROUP
OPERATIONAL PERFORMANCE REWARDS PLAN
Adopted January 3, 2005; Amended May 8, 2025 (Effective January 1, 2025)

The Board of Directors of Alaska Air Group, Inc. (the “Company”) has adopted the Operational Performance Rewards Plan (the “Plan”) to reward eligible employees of the Company’s wholly-owned airline subsidiaries (each a “Subsidiary”) for achieving certain operational performance targets. This description is provided to explain the key elements of how the Plan will operate. This Plan is effective beginning with the 2025 Plan year and each year thereafter until amended or terminated as provided herein.

1.    ELIGIBILITY

All regular employees, temporary variable-time and temporary pool employees of the Subsidiaries (including employees outside of the United States, if permitted by applicable law and labor contracts) are eligible to participate in the Plan (and referred to herein as “Eligible Employees”) and will receive one or more payments under the Plan if they meet the criteria in this paragraph. Payments under the Plan (“Awards”) are earned monthly and paid quarterly. Eligible Employees on active status or on an approved leave of absence as of the close of business on the last day of the quarter during which (a) any of the monthly operational targets applicable to such employee's Subsidiary are met and (b) employee had eligible earnings as defined in the Company's Performance Based Pay Plan during the quarter.

Unless otherwise provided in a separate agreement, an individual whose employment with a Subsidiary ends prior to the last day of the quarter for any reason not set forth above, for example, resignation or termination (with or without cause), is ineligible for any Award under this Plan. In addition, an employee whose employment is terminated for cause (including employees who would have been terminated for cause had they not resigned before the employer’s investigation into potentially terminable misconduct concluded), as determined by such employee’s Subsidiary, shall forfeit any Award under this Plan, regardless of employment status on the last day of the quarter. Notwithstanding the foregoing, contract employees or independent contractors as classified by the applicable Subsidiary shall be excluded from participation hereunder, regardless of whether an agency or court subsequently re-classifies such individuals as the Subsidiary’s employee. An Eligible Employee who meets all the requirements for an Award is a “Plan Participant." Participation in the Plan does not guarantee that any Award will be paid if applicable operational targets are not achieved.

2.    ACCRUAL OF AWARDS

An Award will accrue for each Participant as of the close of business of the last day of any quarter in which the applicable Subsidiary has achieved one or more of the performance goals set forth in Exhibit A. Each Subsidiary does not need to achieve all of the performance goals in a given quarter to accrue an Award; each goal reached in a given Target Period (as defined in Exhibit A) will apply separately towards the Award to that Subsidiary’s Participants for that quarter.

3.    PAYMENT OF AWARDS

Accrued Awards will be paid quarterly. The Company will use reasonable efforts to pay accrued Awards to Participants within sixty (60) days after the end of each calendar quarter. The Company may pay Awards through regular payroll or by separate check in the Company’s discretion, and in either case the Company may withhold applicable taxes and garnishments from such payments. The Company will pay a deceased Participant's Award to the Participant’s estate.

4.    ESTABLISHMENT OF PERFORMANCE GOALS

The Compensation and Leadership Development Committee of the Board (the “Compensation Committee”) will establish the periodic performance goals for each Plan year during the life of this Plan and will provide an exhibit to this Plan that outlines goals and the payout amounts for each goal. Each such attachment will be labeled “Exhibit A: Operational Performance Rewards Plan Goals and Award Levels for [year]” and communicated to Eligible Employees.

5.    AMENDMENT; TERMINATION; INTERPETATION

The Board, acting through the Compensation and Leadership Development Committee, retains the right at any time to modify the Plan in any manner that it deems appropriate or to terminate the Plan, provided that no amendment or termination shall be effective sooner than the first day of the month following the Committee’s action on such amendment or termination. No termination of the Plan shall affect Awards accrued before the effective date of termination. Management may interpret or amend this Plan Description with respect to administrative issues that do not affect benefit amounts and are not otherwise material to the overall benefits provided by the Plan. The Committee shall have discretion to interpret and resolve any material issue or dispute under the Plan, and its decision concerning any aspect of the operation of the Plan will be final and conclusive. The Committee will review the Plan annually and may make changes to the Plan and/or Exhibit A for the next Plan year.

6.    CLAWBACK POLICY

Awards are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Awards and repayment or forfeiture of any cash received with respect to the Awards.

7.    MISCELLANEOUS

This description, including its attachments, constitutes the entire understanding relating to the Plan, and supersedes all prior oral or written agreements, representations or commitments relating to the Plan or any Award. This Plan is not a commitment of the Company or any Subsidiary to any officer or employee to continue that individual in its employ for any reason. Any employee who files suit against his or her employing Subsidiary for wrongful termination shall automatically cease to be a Participant. This description and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.

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